Exhibit 99.1

EQUATOR Beverage Company Reports Third Quarter Results.

JERSEY CITY, N.J., October 12, 2022// — EQUATOR Beverage Company (OTC: MOJO) reports its unaudited results of operations for the Third Quarter 2022, and filed and 10-Q with the United States Securities and Exchange Commission on October 11, 2022.

Highlights include:

Three Months Ended September 30, 2022 and 2021

Revenue

For the three months ended September 30, 2022, the Company reported revenue of $548,973 an increase from revenue of $477,013 for the three months ended September 30, 2021. The 15% increase in revenue was due to an increase in cases sold for the quarter ended September 30, 2022 compared to the same period last year.

Cost of Revenue

Cost of revenue includes finished goods purchase costs, production costs, raw material costs and freight in costs. Also included in cost of revenue are adjustments made to inventory carrying amounts, including markdowns to market.

For the three months ended September 30, 2022, cost of revenue was $380,864 or 69% of revenue. For the three months ended September 30, 2021, cost of revenue was $255,266 or 54% of revenue. The 15% increase in cost of revenue was due to higher costs of product, ocean freight and warehousing costs compared to the same period last year.

Operating Expenses

For the three months ended September 30, 2022, selling, general and administrative expenses was $198,122 a decrease of $25,449 from the three months ended September 30, 2021 of $223,571.

This decrease in operating expenses was due to lower Amazon selling fees and also from a decrease in stock compensation expense. Amazon selling fees decreased by $20,505 while compensation expenses decreased by $10,567 for the three months ended June 30, 2022 compared to the same period last year.

Nine Months Ended September 30, 2022 and 2021

Revenue

For the nine months ended September 30, 2022, the Company reported revenue of $1,469,732 a decrease of $25,326 from revenue of $1,495,058 for the nine months ended September 30, 2021. The decrease in revenue was due to fewer cases of MOJO flavored products sold in 2022 compared to the same period last year. Some of the Company’s products were affected by production and shipping challenges during the first nine months of 2022 because of closures due to COVID-19 and congestions at the ports.

Cost of Revenue

Cost of revenue includes finished goods purchase costs, production costs, raw material costs and freight in costs. Also included in cost of revenue are adjustments made to inventory carrying amounts, including markdowns to market.

For the nine months ended September 30, 2022, cost of revenue was $966,207 or 66% of revenue. For the nine months ended September 30, 2021, cost of revenue was $793,234 or 53% of revenue. The 13% increase in cost of revenue was due to higher costs of product, ocean freight and warehousing costs compared to the same period last year.

Operating Expenses

For the nine months ended September 30, 2022, selling, general and administrative expenses was $667,918 an increase of $22,577 from the nine months ended September 30, 2021 of $645,341.

This increase in operating expenses was primarily due to higher compensation expenses offset by a decrease in selling expenses. Employee and director compensation expenses increased by $52,355 for the nine months ended September 30, 2022 compared to the same period last year. Selling expenses which consists of Amazon fees, freight delivery expenses and commissions decreased by $35,446 compared to the same period last year.

During the 9 months ended September 30, 2022, EQUATOR repurchased 830,342 shares of its common stock compared to 365,413 shares for the same period last year.

On August 8, 2022, EQUATOR announced in an 8K that it seeks to repurchase 1,200,000 shares of its common stock.

For additional information contact Glenn Simpson CEO EQUATOR Beverage Company at 929 264 7944 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ‘seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.